Exhibit 10.8
CASH-SETTLED RESTRICTED STOCK UNIT AGREEMENT
(Director Equity Incentive Program)

_____________________, Amgen Inc. Grantee:

        On this __ day of _______________ (the “Grant Date”), Amgen Inc., a Delaware corporation (the “Company”), pursuant to its Amgen Inc. 2009 Director Equity Incentive Program (as amended and/or restated from time to time, the “Program”) has granted to you, the grantee named above, an award (the “Award”) of _____________ restricted stock units (the “Units”) with respect to ______________ Shares on the terms and conditions set forth in this Restricted Stock Unit Agreement, including any appendix hereto (as further described in Section XV below) containing special terms and conditions applicable to your country (collectively, this “Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Program.

I. Non-Plan Grant. The Award and the Units granted hereunder are granted as a stand-alone award, separate and apart from, and not granted under, or subject to, the terms of the Amgen Inc. Second Amended and Restated 2009 Equity Incentive Plan, as amended and/or restated from time to time (the “Plan”), and the Award shall not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan shall apply to the Award as though the Award had been granted under the Plan (including but not limited to the provisions contained in Article 12 and Section 13.2 of the Plan), and the Award shall be subject to such terms, conditions and definitions, which are hereby incorporated into this Agreement by reference. For the avoidance of doubt, the Units shall not count towards the number of Shares authorized for grant under Section 3.1(a) of the Plan but shall count towards the Director Limit set forth in Section 3.4 of the Plan.

II.    Vesting Schedule. Subject to the terms and conditions of this Agreement and in consideration for services previously rendered by you, one hundred percent (100%) of the Units shall vest upon the Grant Date (the “Vesting Date”).

III.    Form and Timing of Settlement. Any vested Units shall be settled by the Company delivering to you an amount in cash equal to the Fair Market Value (as defined in the Plan) of the number of Shares covered by this Award on the applicable Deferred Payment Date that you elected pursuant to the Program.

IV.    Transferability. No benefit payable under, or interest in, this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this Section IV shall prevent transfer (i) by will, (ii) by applicable laws of descent and distribution or (iii) to an Alternate Payee to the extent that a QDRO so provides, as further described in the Program.

V.    No Contract for Employment. This Agreement is not an employment or service contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or any Affiliate, or of the Company or any Affiliate to continue your employment or service with the Company or any Affiliate.

VI.    Notices. Any notices provided for in this Agreement or the Program shall be given in writing or electronically and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail or equivalent foreign postal service, postage prepaid, addressed to you at such address as is currently maintained in the Company’s records or at such other address as you hereafter designate by written notice to the Company. Such notices may be given using any automated system for the documentation of Units, such as a system using an internet website or interactive voice response, as approved by the Company.

VII.    Nature of Grant. In accepting the Units granted hereunder, you acknowledge, understand and agree that:

(a)    the Program is established voluntarily by the Company, are discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(b)    the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted repeatedly in the past;

(c)    your participation in the Program is voluntary;

(d)    all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(e)    the future value of the underlying Shares is unknown and cannot be predicted with certainty; and

(f)    the Units and the benefits under the Program, if any, will not automatically transfer to another company in the case of a merger, takeover or transfer of liability.

VIII.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Program. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Program before taking any action related to the Program.

IX.    Data Privacy and Notice of Consent. You hereby expressly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement for the purpose of implementing, administering and managing your participation in the Program. In order for the Company to facilitate your participation in the Program, the Company must collect and use personal data about you. In accordance with applicable laws, reasonable security measures will be implemented and maintained to protect the security of your personal data; however, you understand that absolute security cannot be guaranteed.

You authorize the transfer of your personal data to Merrill Lynch Bank & Trust Co., FSB (or any successor thereto) or any other third parties which may assist the Company (presently or in the future) with implementing, administering, and managing your participation in the Program to receive, possess, use, retain and transfer your personal data, in electronic or other form, for the purpose of implementing, administering and managing your participation in the Program. You understand that such authorized recipients of your personal data may be located in countries that do not provide the same level of data privacy laws and protections as the country in which your personal data originated. Where permitted by applicable law, you may, at any time, request access or correction to, or destruction or data portability of your personal data by contacting the Company. You understand that refusal or withdrawal of consent may affect your ability to participate in the Program. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact the Company.

X.    Language. If you have received this Agreement or any other document related to the Program translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

XI.    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Program (including this Agreement) by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Program through an online or electronic system established and maintained by the Company or a third party designated by the Company.

XII.    Severability. The provisions of this Agreement are severable and if any one or more are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

XIII.    Program. This Agreement is subject to all the provisions of the Program and its provisions are hereby made a part of this Agreement, and it is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Program. In the event of any conflict between the provisions of this Agreement and those of the Program, the provisions of the Program shall control.

XIV.    Governing Law and Venue. The terms of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. For purposes of litigating any dispute that arises hereunder, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of the State of Delaware, or the federal courts for the United States for the federal district located in the State of Delaware, and no other courts, where this Agreement is made and/or to be performed.

XV.    Appendix. Notwithstanding any provisions in this Agreement, Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for your country. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Program. The Appendix constitutes part of this Agreement.

XVI.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Units to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Program, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

XVII.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other grantee.

XVIII.    Dividend Equivalent Rights.    Each Unit granted hereunder shall be credited with a corresponding Dividend Equivalent right, pursuant to which, if the Company declares one or more dividends or distributions (each, a “Dividend”) on its Common Stock with a record date which occurs during the period commencing on the Grant Date through and including the day immediately preceding the day that cash is delivered to you in settlement of your Units, then on the date such Dividend is paid to the Company’s stockholders you shall be credited with an amount equal to the amount or Fair Market Value of such Dividend which would have been payable to you if you then held a number of Shares equal to the number of the Shares covered by your Units as of the record date for such Dividend. Any such Dividend Equivalents shall be credited and deemed reinvested in the Shares as of the Dividend payment date. Dividend Equivalents shall be settled by the Company on the Deferred Payment Date. Dividend Equivalents shall be settled by the Company delivering to you an amount in cash equal to the Fair Market Value of the number of Shares covered by the Dividend Equivalent right. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the Units and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, “Section 409A”).

XIX.    Section 409A. To the extent that this Award constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A, this Award shall be interpreted and operated in accordance with Section 409A. Notwithstanding any provision of this Award to the contrary, in the event that following the grant of any Units, the Board determines that this Award does or may violate any of the requirements of Section 409A, the Board may adopt such amendments to the Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (a) exempt the Award from the application of Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Board to adopt any such amendment, policy or procedure or take any such other action. No payment hereunder shall be made to you during the six (6)-month period following your “separation from service” (within the meaning of Section 409A) to the extent that the Company determines that paying such amount at the time set forth herein would be a prohibited distribution under Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then within thirty (30) days following the end of such six (6)-month period (or, if earlier, your death), the Company shall pay to you (or to your estate) the cumulative amounts that would have otherwise been payable to you during such period, without interest.

XX.    Headings. This Agreement’s section headings are for convenience only and shall not constitute a part of this Agreement or affect this Agreement’s meaning.

XXI.    Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed to be an original copy and all of which shall constitute one agreement.

Very truly yours,
AMGEN INC.

By: _____________________
Name:
Title:

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF THE
AMGEN INC. 2009 DIRECTOR EQUITY INCENTIVE PROGRAM,
AS AMENDED AND/OR RESTATED
FROM TIME TO TIME

GRANT OF RESTRICTED STOCK UNITS
(NON-U.S.)

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern any Units granted under the Program if, under applicable law, you are a resident of, or are deemed to be a resident of one of the countries listed below.  Furthermore, the additional terms and conditions that govern any Units granted hereunder may apply to you if you relocate to one of the countries listed below. Certain capitalized terms used but not defined in this Appendix A shall have the meanings set forth in the Program and/or the Agreement to which this Appendix is attached.

NOTIFICATIONS

This Appendix also includes notifications relating to exchange control and other issues of which you should be aware with respect to your participation in the Program. The information is based on the exchange control, securities and other laws in effect in the countries to which this Appendix refers as of November 2023. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the notifications herein as the only source of information relating to the consequences of your participation in the Program because the information may be outdated when you vest in the Units under the Program.

In addition, the notifications are general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you or you may be subject to the provisions of one or more jurisdictions.

ALL NON-U.S. JURISDICTIONS

NOTIFICATIONS

Foreign Asset/Account Reporting Information. Your country of residence may have certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any Dividends or Dividend Equivalents received, or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside of your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You also may be
Appendix A-1

required to repatriate sale proceeds or other funds received as a result of participating in the Plan to your country within a certain time after receipt. You are responsible for ensuring your compliance with such regulations, and you should speak with your personal legal advisor on this matter.

FRANCE

TERMS AND CONDITIONS

Language Consent. By accepting the grant, you confirm having read and understood the Program and Agreement which were provided in the English language. You accept the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’attribution, vous confirmez avoir lu et compris le Program et le Contrat, qui ont été communiqués en langue anglaise. vous acceptez les termes de ces documents en connaissance de cause.

NOTIFICATIONS

Foreign Asset/Account Reporting Information. French residents and non-residents must declare to the Customs Authorities the cash and securities they import or export without the use of a financial institution when the value of such cash or securities exceeds €10,000. French residents also must report all foreign bank and brokerage accounts on an annual basis (including accounts opened or closed during the tax year) on Form N° 3916, together with the income tax return. Failure to comply could trigger significant penalties.

SWITZERLAND

NOTIFICATIONS

Securities Law Information.  Neither this document nor any other materials relating to the Awards (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or one of its Subsidiaries or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority.

Appendix A-2